John B. Sanfilippo & Son, Inc. Reports Fiscal 2024 Second Quarter Results

Second Quarter Diluted EPS Increased 13.1% to $1.64 per Diluted Share

Sales Volume Increased 11.8% Driven by Increased Snack Bar Sales from the Lakeville Acquisition*

Elgin, IL, January 31, 2024 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2024 second quarter ended December 28, 2023.

Second Quarter Summary*

•
Net sales increased $16.9 million, or 6.2%, to $291.2 million
•
Sales volume increased 9.5 million pounds, or 11.8%, to 89.9 million pounds
•
Gross profit increased 2.5% to $57.9 million
•
Diluted EPS increased 13.1% to $1.64 per share

CEO Commentary

“This was a significant quarter for our Company as it represents the first quarter of financial results that includes our recent Lakeville Acquisition. The Lakeville Acquisition increased our quarterly sales volume by 11.6 million pounds, or 14.4% over the second quarter of fiscal 2023, and increased quarterly net sales by approximately $28.7 million, or 10.5% over the second quarter of fiscal 2023. In addition, we delivered a 13.1% increase in diluted earnings per share, which includes the dilutive impact of the Lakeville Acquisition. We also sold approximately $1.9 million of our own internally developed nutrition bars, which compliments the snack bars produced in Lakeville. Furthermore, at the beginning of December, we completed key integration steps for the Lakeville Acquisition and have begun optimizing the facility’s operations. Finally, I would like to personally thank each member of the integration team for all of their hard work, personal sacrifices, and dedication to successfully complete the Lakeville transition in less than three months,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“Sales volume for the second quarter, excluding the impact of the Lakeville Acquisition, decreased 2.6% as we continue to navigate a challenging operating environment characterized by elevated retail selling prices and cautious consumers. However, we continue to see strong performance from our re-launched Orchard Valley Harvest brand as sales volume in the Consumer channel for this product line grew over 15% in the quarter. The decrease in overall sales volume in the quarter, while disappointing, represents a significant improvement over the decrease we experienced in the first quarter of fiscal 2024, and I am confident that we have the right strategy, agility, and team to continue to deliver strong results,” Mr. Sanfilippo stated.

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* Results include the impact of the acquisition of the TreeHouse Foods snack bar business (the “Lakeville Acquisition”) which was completed on September 29, 2023, the first day of our second fiscal quarter.

Second Quarter Results

Net Sales

Net sales for the second quarter of fiscal 2024 increased $16.9 million, or 6.2%, to $291.2 million and included approximately $28.7 million of net sales from the Lakeville Acquisition. Excluding the Lakeville Acquisition, net sales decreased $11.8 million, or 4.3%. The decline is due to a 2.6% decrease in sales volume, which is defined as pounds sold to customers, and 1.7% decrease in the weighted average sales price per pound. Sales volume for peanuts and all major tree nuts declined in the second quarter. The decrease in the weighted average selling price primarily resulted from lower commodity acquisition costs for most major tree nuts which was partially offset by a higher commodity acquisition cost for peanuts.

Sales Volume

Consumer Distribution Channel + 15.3% (-2.8% excluding the impact of the Lakeville Acquisition)

•
Private Brand + 20.2%

This sales volume increase was driven by the Lakeville Acquisition, whose sale volume is almost exclusively private brand bars. Excluding the Lakeville Acquisition, sales volume decreased 2.3%. The decrease was due to soft consumer demand at a mass merchandising retailer along with fewer seasonal items at another mass merchandising retailer. These decreases were partially offset by increased distribution of seasonal items at a grocery retailer.

•
Branded** -10.5%

This sales volume decrease was primarily attributable to a 12.6% decrease in the sales volume of Fisher recipe nuts due to soft consumer demand across mass merchandising and grocery retailers and less merchandising activity at several grocery retailers. Sales volume of Southern Style Nuts decreased 36.7% from reduced distribution and promotional programs at a club store customer. The above decreases were partially offset by a 15.5% increase in sales volume for Orchard Valley Harvest, which was mainly due to increased distribution at a major customer in the non-food sector.

Commercial Ingredients Distribution Channel + 6.5% (+ 2.8% excluding the impact of the Lakeville Acquisition)

This sales volume increase was mainly driven by a one-time sale associated with the Lakeville Acquisition. Excluding the Lakeville Acquisition, sales volume increased 2.8% due to increased peanut butter sales to several existing foodservice and industrial customers. This increase was partially offset by decreased volume at a foodservice distributor due to competitive pricing pressures.

Contract Packaging Distribution Channel -8.6%

This sales volume decrease was due to fewer seasonal items and reduced promotional activity at a major customer and an item discontinuance at another customer.

Gross Profit

Gross profit margin decreased to 19.9% of net sales from 20.6% of net sales in the prior quarter mainly due to the Lakeville Acquisition, which negatively impacted gross profit by approximately 3.3%, or $2.9 million, of which approximately $1.2 million were one-time expenses. Gross profit increased $1.4 million due to the higher net sales base. Excluding the Lakeville Acquisition, gross profit margin increased approximately 2.6%, and gross profit increased approximately $4.3 million, or 7.7%. These increases were due to lower commodity acquisition costs for most major tree nuts, increased manufacturing efficiencies, improved product mix and reduced noncompliant inventory.

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** Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Operating Expenses, net

Total operating expenses decreased $1.7 million in the quarterly comparison mainly due to a one-time $2.2 million bargain purchase gain associated with the Lakeville Acquisition. This decrease was partially offset by approximately $1.2 million of operating expenses associated with the Lakeville Acquisition, of which $0.6 million were one-time expenses. Excluding the Lakeville Acquisition, total operating expenses decreased $0.7 million mainly due to decreases in freight and advertising expenses, which were partially offset by increases in incentive compensation expense, charitable food donations and insurance expense. Total operating expenses, as a percentage of net sales, decreased to 10.4% from 11.7% in the prior comparable quarter due to the reasons noted above and a higher net sales base due to the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, total operating expenses, as a percentage of net sales, increased slightly to 11.9% from 11.7%.

Inventory

The value of total inventories on hand at the end of the current second quarter increased $24.3 million, or 14.0%. The increase was mainly due to the $36.2 million of inventory associated with the Lakeville Acquisition. Excluding the Lakeville Acquisition, the value of total inventories on hand decreased $12.0 million, or 6.9%, year over year. The decrease in the value of total inventories was primarily due to lower quantities of work-in-process, raw materials and lower on-hand quantities and lower commodity acquisition costs for almonds and cashews. This was offset by higher quantities of pecans and walnuts and higher commodity acquisition cost for peanuts and walnuts. The weighted average cost per pound of raw nut and dried fruit input stock on hand, excluding the impact of the Lakeville Acquisition, decreased 9.8% year over year mainly due to reasons noted above.

Six Month Results

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Net sales decreased 0.3% to $525.3 million. Excluding the impact of the Lakeville Acquisition, net sales decreased 5.7% to $496.6 million. The decrease in net sales was primarily attributable to a 4.9% decline in sales volume and a 0.8% decrease in weighted average selling price per pound.
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Sales volume increased 2.3%. Excluding the impact of the Lakeville Acquisition, sales volume decreased 4.9% primarily due to sales volume decreases in the consumer and contract packaging channels.
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Gross profit margin increased 1.6% to 21.9% of net sales. The increase was mainly attributable to lower commodity acquisition costs for all major nut commodities except peanuts and was partially offset by the impact of the Lakeville Acquisition, as noted above.
•
Operating expenses increased $2.5 million to $62.8 million. The increase in total operating expenses was mainly due to increases in advertising expense, incremental operating expenses associated with the Lakeville Acquisition and charitable food donations. These increases were offset by the one-time bargain purchase gain noted above and a decrease in freight expense.
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Diluted EPS increased 12.9%, or $0.36 per diluted share, to $3.15.

In closing, Mr. Sanfilippo commented, “As we enter the last half of the fiscal year, we will continue to identify and implement operational improvements at our Lakeville facility and pursue additional sales opportunities given our new capabilities. In addition, we will utilize all our best-in-class competencies, including innovation, category management and customer service, to mitigate the impact of reduced consumer demand. I believe we have the right team and strategies to overcome these short-term challenges and deliver long-term shareholder value.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, February 1, 2024, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link: https://register.vevent.com/register/BI097a9b1f23174994a66bb6fa8ef2fc9a. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, snack bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut category generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate and integrate the acquired snack bar related assets of TreeHouse and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Twenty-Six Weeks Ended
	December 28, 2023	December 29, 2022	December 28, 2023	December 29, 2022
Net sales	$291,222	$274,328	$525,327	$526,929
Cost of sales	233,283	217,826	410,366	419,784
Gross profit	57,939	56,502	114,961	107,145
Operating expenses:
Selling expenses	21,001	21,830	42,993	39,812
Administrative expenses	11,563	10,208	22,016	20,455
Bargain purchase gain, net	(2,226)	—	(2,226)	—
Total operating expenses	30,338	32,038	62,783	60,267
Income from operations	27,601	24,464	52,178	46,878
Other expense:
Interest expense	1,055	615	1,282	1,276
Rental and miscellaneous expense, net	260	311	616	713
Pension expense (excluding service costs)	350	348	700	697
Total other expense, net	1,665	1,274	2,598	2,686
Income before income taxes	25,936	23,190	49,580	44,192
Income tax expense	6,765	6,283	12,821	11,740
Net income	$19,171	$16,907	$36,759	$32,452
Basic earnings per common share	$1.65	$1.46	$3.17	$2.81
Diluted earnings per common share	$1.64	$1.45	$3.15	$2.79
Weighted average shares outstanding
— Basic	11,611,409	11,567,068	11,603,185	11,560,250
— Diluted	11,667,555	11,624,662	11,671,149	11,620,887

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 28, 2023	June 29, 2023	December 29, 2022
ASSETS
CURRENT ASSETS:
Cash	$1,975	$1,948	$620
Accounts receivable, net	77,416	72,734	72,433
Inventories	197,335	172,936	173,075
Prepaid expenses and other current assets	13,040	6,812	11,693
	289,766	254,430	257,821

PROPERTIES, NET:	161,743	135,481	137,296

OTHER LONG-TERM ASSETS:
Intangibles, net	18,334	18,408	19,591
Deferred income taxes	562	3,592	2,608
Operating lease right-of-use assets	6,867	6,427	2,593
Other assets	7,187	6,949	6,021
	32,950	35,376	30,813
TOTAL ASSETS	$484,459	$425,287	$425,930

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$32,052	$—	$22,805
Current maturities of long-term debt, net	704	672	1,497
Accounts payable	62,955	42,680	49,342
Bank overdraft	1,500	285	1,970
Accrued expenses	31,080	42,051	28,448
	128,291	85,688	104,062

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	6,742	7,102	7,446
Retirement plan	27,338	26,653	29,132
Long-term operating lease liabilities	5,141	4,771	1,472
Other	9,710	8,866	8,155
	48,931	47,392	46,205

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	91	91	91
Capital in excess of par value	133,432	131,986	130,731
Retained earnings	175,096	161,512	148,488
Accumulated other comprehensive loss	(204)	(204)	(2,469)
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	307,237	292,207	275,663
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$484,459	$425,287	$425,930